UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

UAL CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 W. Wacker Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 997-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2008, the Board of Directors (the “Board”) of UAL Corporation (the “Company”) approved the UAL Corporation 2009 Annual Incentive Plan (the “Plan”). The purpose of the Plan is to provide performance-based cash incentive awards to eligible non-union employees and certain eligible union employees of the Company and its affiliates. The Plan replaces the UAL Corporation Success Sharing Program - Performance Incentive Plan and the United Air Lines, Inc. 2007 Incentive Compensation Plan for passenger sales division personnel for performance periods beginning on or after January 1, 2009.

Set forth below is a summary of the Plan, which is qualified in its entirety by the full text of the Plan, a copy of which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2008.

•	Awards. The Plan permits the grant of cash incentive awards to eligible participants, payable upon the attainment of performance goals attributable to enterprise-wide performance metrics and/or business unit performance metrics. The performance period may be a calendar quarter, another three-month period, or the calendar year.

•	Administration. With respect to awards to participants who are officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), the Plan will be administered by the Human Resources Subcommittee of the Board (the “Committee”). With respect to awards to all other participants, the Plan will be administered by the Section 16 Officer(s) to whom the Committee has delegated authority to administer the Plan (collectively with the Committee, the “Administrator”).

•	Eligible Participants. All salaried employees, management employees and certain represented employees (if required by their collective bargaining agreement) of the Company or its affiliates who are regular full-time or regular part-time employees on the U.S. payroll and designated international employees are eligible to receive an award.

•	Enterprise-Wide Performance Metrics, Business Unit Performance Metrics and Related Performance Goals. The Committee will select one or more enterprise-wide performance metrics to establish the applicable performance goals. Enterprise-wide performance metrics may include measures related to financial performance, operational performance, customer satisfaction, or other metrics determined to be critical enterprise-wide measures of success. The Administrator will select one or more performance measures related to divisions or units and will work with the leaders of each business unit to establish performance goals with respect to each business unit performance metric for each performance period. Enterprise-wide and business unit performance metrics may vary among participating employers, business units or divisions, and among participants.

•	Minimum Financial Performance Trigger. The Committee will establish a minimum level of financial performance, or a financial performance trigger, for each calendar year. If such trigger is not satisfied, then no amounts will be payable under the Plan for such calendar year. The Committee may, however, in its sole discretion, amend, modify or waive the minimum financial performance trigger.

•	Bonus Pool. After the end of a calendar year, the Committee will establish, for such calendar year, a bonus pool equal to the aggregate amount of all individual participant awards, determined by multiplying each participant’s Incentive Opportunity and wages. A participant’s Incentive Opportunity is a percentage of wages, determined by the Administrator, based on the actual level of achievement of the Plan’s performance goals. The Committee may, in its sole discretion, make any upward or downward adjustments to the bonus pool.

•	Incentive Award Formula. The actual amount of a participant’s award for a performance period is the product of such participant’s (1) Incentive Opportunity, (2) wages, and (3) Individual Performance Multiplier. A participant’s Individual Performance Multiplier is a percentage based on the participant’s performance as determined by the Administrator in its sole discretion that increases, decreases or eliminates the amount of an award earned by a participant for the applicable performance period, even if the performance goals were attained. The aggregate amount of actual participant awards for a calendar year cannot exceed the bonus pool (but may be less than the bonus pool).

•	Eligibility for Payment. Unless otherwise determined by the Administrator in its sole discretion, a participant must be an employee on the first business day following the end of the applicable performance period to be eligible for payment of an award.

•	Amendment and Termination. The Plan may be amended, or terminated by the Board at any time. Any awards under the Plan may be amended, or terminated by the Administrator in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By: /s/ Paul R. Lovejoy
Name: Paul R. Lovejoy
Title: Senior Vice President,
General Counsel and Secretary

Date: December 10, 2008